Exhibit 4.3

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (the “Amendment”), dated as of November 1, 2005, is made by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“CDI” or the “Buyer”), and STOLT OFFSHORE INC., a Louisiana corporation, S & H DIVING LLC, a Louisiana limited liability company and SCS SHIPPING LIMITED, an Isle of Man company (collectively, the “Sellers”). Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Unless otherwise specified, capitalized terms used herein shall have the meaning specified in the Asset Purchase Agreement (as defined below).

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated as of April 11, 2005 (the “Asset Purchase Agreement”); and

WHEREAS, because of the delay resulting from complying with the requirements of the HSR Act, the Parties desire to amend the Asset Purchase Agreement as set forth herein;

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions as herein provided, the Parties agree as follows:

1. The introductory paragraph of the Asset Purchase Agreement is hereby modified to include “SCS SHIPPING LIMITED, an Isle of Man company” as one of the Sellers. By its execution of this Amendment, SCS SHIPPING LIMITED hereby adopts and ratifies all terms and conditions of the Asset Purchase Agreement, except as otherwise hereby amended by this Amendment.

2. Section 1.1 of the Asset Purchase Agreement is hereby amended and restated to define “Closing” and “Closing Date” as follows:

“Closing” shall mean the consummation of the IMR Closing, DLB 801 Closing, and SEAWAY KESTREL Closing, respectively, as indicated by the context of the relevant provision, and shall apply with respect to that portion of the Subject Assets as is being sold to Buyer at such Closing, with each such Closing each effective as of the date specified herein.

“Closing Date” shall mean the date on which each of the IMR Closing, DLB 801 Closing, and SEAWAY KESTREL Closing occurs, respectively, as indicated by the context of the relevant provision, and shall apply with respect to that portion of the Subject Assets as is being sold to Buyer on such date.

3. Section 1.1 of the Asset Purchase Agreement is hereby amended to add the following definitions:

“DLB 801” shall mean the vessel of that name as such vessel is more particularly described in Exhibit A.

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“DLB 801 Closing” shall mean the closing of the sale of the DLB 801.

“Effective Time” shall mean the effective time of a particular Closing as more particularly described in Section 9.1(a) with respect to the IMR Vessel Closing; Section 9.1(b) with respect to the SEAWAY KESTREL Closing; and Section 9.1(c) with respect to the DLB 801 Closing.

“IMR Closing” shall mean the closing of all of the transactions contemplated by this Agreement other than the transactions contemplated by the SEAWAY KESTREL Closing and the DLB 801 Closing.

“IMR Vessels” shall mean the American Diver, American Star, American Liberty, American Victory, American Constitution, American Triumph and Seaway Defender, all as more particularly described in Exhibit A.

“SEAWAY KESTREL” shall mean the vessel of that name as such vessel is more particularly described in Exhibit A.

“SEAWAY KESTREL Closing” shall mean the closing of the sale of the SEAWAY KESTREL.

“Vessels” shall mean the vessels described in Exhibit A and Defender ROV described in Exhibit A-1; provided, however, that when the context of the Agreement imposes obligations with respect to the Vessels, e.g., Section 5.6 and Section 9.2(d), and such obligations are not customarily imposed with respect to a remote operated vehicle (“ROV”), then such obligations shall not apply to the Defender ROV.

4. Section 2.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

2.1 There shall be three separate and independent Closings: the IMR Closing; the SEAWAY KESTREL Closing; and the DLB 801 Closing. At each such Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers’ rights, title and interests in and to the following described Subject Assets:

(a)	IMR Closing: the IMR Vessels together with the Vessel-Related Equipment for the IMR Vessels described in Exhibit B and Exhibit B-1; the diving equipment including the portable SAT diving system described in Exhibit C; the real property and leases (the “Assigned Leases”) described in Exhibit D; and the machinery, apparatus, furniture and fixtures, materials, supplies, inventory, and other equipment described in Exhibit E.

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(b)	SEAWAY KESTREL Closing: the SEAWAY KESTREL together with the Vessel-Related Equipment for the SEAWAY KESTREL described in Exhibit B and Exhibit B-1.

(c)	DLB 801 Closing: the DLB 801 together with the Vessel-Related Equipment for the SEAWAY KESTREL described in Exhibit B and Exhibit B-1.

5. Section 4.1 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

4.1 (a) The total purchase price (“Purchase Price”) to be paid to Sellers by Buyer for the Subject Assets shall be One Hundred Twenty-Two Million Nine Hundred Twenty-Seven Thousand and No/100 United States Dollars ($122,927,000 USD), as adjusted pursuant to Section 4.2 below, which Purchase Price will be allocated and paid in accordance with Schedule 4.5.

(b) The Purchase Price shall be adjusted pursuant to Section 4.2. Such Purchase Price adjustment shall be made for each respective Closing; provided, however, that it is understood and agreed that the foregoing Purchase Price has already been adjusted with respect to the Subject Assets sold and conveyed at the IMR Closing.

(c) As part of the settlement with the Antitrust Division of the Department of Justice pursuant to the HSR Act, Buyer has agreed to sell the Seaway Defender. With respect to the net proceeds from the sale of the Seaway DEFENDER (and its Vessel-Related Equipment), it is understood and agreed that Buyer shall retain the first $7,000,000 USD of such net sales proceeds and the proceeds in excess of $7,000,000 USD shall be shared equally between Buyer and Sellers; provided, however, that if the SEAWAY DEFENDER is sold with the Defender ROV, this sharing of proceeds shall not apply as to that part of the purchase price allocated in good faith by the purchaser to the Defender ROV and related equipment. If the Defender ROV is sold separately from the SEAWAY DEFENDER, this Section 4.1(c) shall likewise not apply to such sale. Buyer will pay any such amount to Sellers within one business day of Buyer’s receipt of such proceeds.

6. Section 4.2 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

4.2 The Purchase Price shall be adjusted based upon the condition of the Subject Assets made a part of the DLB 801 Closing and the SEAWAY KESTREL Closing from the date this Agreement is executed through each respective Closing Date. The baseline for the condition of the SEAWAY KESTREL shall be the report of Matthews Daniels, a copy of which is attached hereto as Exhibit 4.2B, and for the DLB 801 shall be the report of Poseidon

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Maritime, a copy of which is attached hereto as Exhibit 4.2C. Buyer and Sellers shall cause these reports to be updated within seven (7) days of the DLB 801 Closing Date or the SEAWAY KESTREL Closing Date, as the case may be, by Buyer personnel and if on the respective Closing Date there are any Subject Assets (made a part of such Closing) that are damaged, missing, or otherwise inoperable (ordinary wear and tear excepted, and excluding matters covered by Section 4.4), which were not damaged, missing, or otherwise inoperable (ordinary wear and tear excepted) on the date of the relevant report (an “Adjustment Item”), and which, with respect to the Subject Assets made a part of the SEAWAY KESTREL Closing and/or the DLB 801 Closing, in aggregate exceed Five Hundred Thousand and No/100 United States Dollars ($500,000 USD), then the Purchase Price shall be adjusted downward dollar for dollar based on the value of such Adjustment Items from the first dollar, provided that at the later to occur of such Closings credit on a dollar for dollar basis will be given for the adjustment, if any, to the Purchase Price effected at the first of such Closings. If there is any dispute between the Parties as to any Adjustment Item, such dispute shall be submitted to Matthews Daniels for resolution. Matthews Daniels shall make its decision concerning any such dispute by the Closing Date or as soon thereafter as possible and such decision shall be binding on the Parties. Notwithstanding anything contained herein to the contrary, it is understood and agreed that the Purchase Price has been adjusted for any and all potential Adjustment Items with respect to Subject Assets sold and conveyed at the IMR Closing.

7. Attached hereto as Schedule 4.5 is the allocation of the Purchase Price referenced in Section 4.5 of the Asset Purchase Agreement.

8. Section 5.6 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

5.6 All Vessels (other than the DLB 801, with respect to which Buyer acknowledges that its class certificate extension will expire on November 30, 2005 and requires a dry dock pursuant to the terms of Section 10.5.) are in Class without outstanding recommendations from the relevant Classification Society or, if not classed, have Certificates of Inspection from the U.S. Coast Guard which are in full force and effect.

9. Section 7.1 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

7.1 (a) Effective as of immediately prior to the Effective Time of the IMR Closing, Sellers will terminate the employment of all of their IMR Vessels offshore employees who are compensated on either a hourly or day rate basis (“IMR Offshore Employees”). The Parties agree that the term “IMR Offshore Employees” includes all foreigners on board the IMR Vessels who have been hired through crewing agencies. Buyer hereby agrees that it will as promptly as practicable after the date hereof, but in any event at least five (5) days before the

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Effective Time of the IMR Closing, offer employment to all of the IMR Offshore Employees, to be effective as of the Effective Time of the IMR Closing.

(b) Effective as of immediately prior to the Effective Time of the SEAWAY KESTREL Closing, Sellers will terminate the employment of all of their SEAWAY KESTREL offshore employees who are compensated on a salaried, hourly or day rate basis (“Kestrel Offshore Employees”). The Parties agree that the term “Kestrel Offshore Employees” will not include foreigners on board the SEAWAY KESTREL who have been hired through crewing agencies, and that Sellers will be responsible for demobilizing all such crew members with the exception of any of such crew members who are essential for the sailing operation or as required by law. Buyer hereby agrees that within ten (10) days after execution of this Amendment, it will offer employment (either directly or through Buyer’s crewing agency) to all of the SEAWAY KESTREL Offshore Employees, to be effective as of the Effective Time of the SEAWAY KESTREL Closing and such essential foreign crew as mutually determined by the Class Certificate for such vessel and by Buyer and Sellers.

(c) Effective as of immediately prior to the Effective Time of the DLB 801 Closing, Sellers will terminate the employment of all of their DLB 801 offshore employees who are compensated on either a hourly or day rate basis (“DLB 801 Offshore Employees”). The Parties agree that the term “DLB 801 Offshore Employees” will not include foreigners on board the DLB 801 who have been hired through crewing agencies, and that Sellers will be responsible for demobilizing all such crew members with the exception of any of such crew members who are essential for the towing operation or as required by law. Buyer hereby agrees that within twenty-one (21) days after execution of this Amendment, it will offer employment (either directly or through Buyer’s crewing agency) to all of the DLB 801 Offshore Employees, to be effective as of the Effective Time of the DLB 801 Closing and such essential foreign crew as mutually determined by the Class Certificate for such vessel and by Buyer and Sellers.

(d) As promptly as practicable after the date hereof, but in any event at least five (5) days before the IMR Closing, Buyer shall offer employment to a majority of Sellers’ other employees who are listed on Exhibit G attached hereto (“Other Employees”). All of the IMR Offshore Employees, SEAWAY KESTREL Offshore Employees, DLB 801 Offshore Employees and Other Employees who accept employment with Buyer shall be employed by Buyer on terms as to salary and insurance benefits substantially equivalent to those presently provided by Sellers.

(e) Sellers have made and will make no other representation or warranty or any other statement or communication regarding Buyer’s right, ability, plan or intention to employ any employee of Sellers or the terms and conditions upon which any such employee may be employed by Buyer or its

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Affiliates, and will not make any such representations, warranties, statements or communications during the period beginning on the date hereof and ending on the respective Closing Date; provided, however, that Sellers and Buyer shall agree with respect to managing communications with respect to SEAWAY KESTREL and DLB 801 to the respective crews. Sellers shall pay in full all compensation, bonuses, accrued severance, and other payments that may result from the termination of employment by Sellers of any employee(s) of Sellers and any compensation due such employees up to and including the Closing Date. Sellers shall provide Buyer a list of those employees terminated by Sellers on or before the Closing Date and shall confirm to Buyer in writing the communication of said terminations. Buyer or its designee shall be responsible for and shall assume any and all costs, obligations or liabilities directly related to the termination by Buyer or Buyer’s designee of any former employee of Seller who is hired by Buyer or Buyer’s designee on or after the Closing Date. After the Closing Date, Buyer shall provide to employees of Sellers hired by Buyer the seniority such persons had as Seller’s employees, for purposes of determining employee benefits, including health insurance and benefit plans of every kind, and such newly hired employees shall be entitled to participate in all employee benefits (including health insurance) immediately upon the Closing Date, with no waiting period prior to participation, if allowed by applicable laws and regulations. Neither Buyer nor its designee is, or shall be deemed to be, a successor employer to Sellers with respect to any employee benefit plans or programs of Seller or its Affiliates, and no plan or program adopted or maintained by Buyer or its designee after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such plan or benefit program of Sellers or their Affiliates.

10. Section 9.1 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

9.1 Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, each Closing, i.e., the IMR Closing, the SEAWAY KESTREL Closing and the DLB 801 Closing, shall take place at the Houston offices of Fulbright & Jaworski L.L.P., at 1:00 p.m. (or such other time as Buyer and Sellers may mutually agree), on the respective Closing Date, or at such other location as Sellers and Buyer may agree in writing, as follows:

(a)	The IMR Closing shall occur on October 31, 2005, but shall be effective as of 12:01 a.m. (Central time) on October 30, 2005.

(b)

The SEAWAY KESTREL Closing will occur once the Captain of the vessel gives notice that she has reached international waters and will be effective as of such time; provided that if such location is reached at a time of day when the Parties are unable to achieve the Closing on such date, then the Closing will occur on the following business day, and provided further that it is understood

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and agreed that the Effective Time of the SEAWAY KESTREL Closing will occur on or before 2200 hours (local time) of March 6, 2006. Sellers will provide Buyer at least seven calendar days notice of when the SEAWAY KESTREL Closing is likely to occur.

(c)	The DLB 801 Closing will occur once the Superintendent of the DLB 801 gives notice that the vessel has reached international waters and will be effective as of such time; provided that if such location is reached at a time of day when the Parties are unable to achieve the Closing on such date, then the Closing will occur on the following business day, and provided further that the DLB 801 Closing will occur on or before will occur on or before 2200 hours (local time) of January 31, 2006. Sellers will provide Buyer at least seven calendar days notice of when the DLB 801 Closing is likely to occur.

11. Section 9.2(d) of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(d)	Confirmation of Class free of any outstanding recommendations, issued within ten (10) days prior to delivery for each Vessel at the Closing or, if such Vessel is not classed, a copy of its current U.S. Coast Guard Certificate of Inspection, except for the DLB 801, with respect to which Buyer acknowledges that its class certificate extension will expire on November 30, 2005 and requires a dry dock pursuant to the terms of Section 10.5.

12. Section 9.4 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

9.4 At the Closing, the Parties shall also, subject to the conditions set forth herein, enter into a subcontract with respect to the SEAWAY DEFENDER (the “Vessel Agreement”), the form of which is attached hereto as Exhibit J.

13. Section 9.5 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

9.5 Upon the Effective Time of each Closing (as determined in accordance with Section 9.1), (i) title, ownership and possession of such Subject Assets shall pass to Buyer; (ii) Buyer shall take possession of such Subject Assets wherever they are located; and (iii) ownership, risk of loss, and all other attributes of ownership with respect to such Subject Assets, shall pass to Buyer.

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14. Section 10.5 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

10.5 Buyer shall be responsible for the drydocking of the DLB 801 following the Closing Date. Sellers shall at the DLB 801 Closing shall pay to Buyer free of bank charges to the account designated by Buyer and notified to Sellers at least two (2) business days prior to such Closing Date an amount equal to USD $2,500,000, less reimbursement of drydocking related costs as agreed between Sellers and Buyer in writing, for Buyer’s assumption of the responsibility for the drydocking.

15. Attached hereto as Exhibit 10.6 is the agreement referenced in Section 10.6 of the Asset Purchase Agreement.

16. Section 11.1 of the Asset Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

11.1 Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the last of the Closings by mutual consent in writing of Buyer and Sellers.

17. Attached hereto is Exhibit A-1 which is incorporated into and made part of the Agreement.

18. Exhibit K and Exhibit L are hereby deleted.

18. Miscellaneous.

(a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any disputes arising as a result of this Amendment will be brought in the state or federal courts located in Houston, Texas. The Parties waive trial by jury.

(b) Except as hereby amended, the Asset Purchase Agreement shall remain in full force and effect as originally written.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

BUYER:

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Martin R. Ferron
Name:	Martin R. Ferron
Title:	President

SELLERS:

STOLT OFFSHORE INC.

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

S & H DIVING LLC

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

SCS SHIPPING LIMITED

By:	/s/ Arjun Ramchandani
Name:	Arjun Ramchandani
Title:	Attorney-in-Fact

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